UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Amendment No. [  ]

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	November 23, 2020

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 432, Eureka, UT	84628
(Address of principal executive offices)	(Zip Code)

(435) 433-2059
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2020 (“Effective Date”), Applied Minerals, Inc. (“AMI”) and a Korea-domiciled manufacturer of specialty industrial equipment (the “Purchaser”) entered into an Exclusivity and Collaboration Agreement (“Agreement”).

Per the Agreement AMI sold to the Purchaser halloysite clay in situ (Dragon Mine, Eureka, Utah) for total proceeds of USD five hundred thousand ($500,000.00) and AMI will sell to the Purchaser additional halloysite clay in situ for total proceeds of USD five hundred thousand ($500,000.00). This aggregate volume of halloysite clay purchased is defined as the Initial Halloysite Clay Purchase.

For a period of ten (10) years from the Effective Date (“Initial Term”), AMI will exclusively work with the Purchaser to commercialize the use of halloysite clay and/or its derivatives for use in a battery technology for the Korean Market (the Korean Market is defined as companies domiciled in Korea that manufacture, market and/or sell battery technologies in Korea, outside Korea or both).

Upon the successful development of halloysite clay and/or its derivatives for use in a battery technology, the Purchaser and AMI will negotiate in good faith and agree upon the calculation and other terms of a quarterly payment (“Sales Royalty Payment”) to be paid to AMI by the Purchaser. The Sales Royalty Payment will be based on a percentage of sales generated by the Purchaser of halloysite and/or its derivatives in a battery technology for the Korean Market.

If AMI or the Purchaser terminates the Agreement prior to the second anniversary of the Effective Date, AMI will make a commercially reasonable effort to sell any remaining balance of the Initial Halloyaite Clay Purchase to one or more third parties on behalf of the Purchaser.

The Term of the Agreement will renew after the Initial Term for additional five (5) year periods unless terminated by either the Purchaser or AMI.

The Agreement contains other standard conditions with respect to intellectual property, confidential information, governing law and dispute resolution.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	November 30, 2020	/s/ CHRISTOPHER T. CARNEY
By: Christopher T. Carney
President and Chief Executive Officer